Item 30. Exhibit (h) i. e. 2. i.

AMENDMENT NO. 1 TO THE ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY AND BNY

MELLON INVESTMENT ADVISER, INC.

THIS AMENDMENT, made and entered into as of the 22nd day of September, 2021, amends the Administrative Services Agreement entered into as of the 1st day of January, 2017, as amended (the “Agreement”) by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Company”) and BNY MELLON INVESTMENT ADVISER, INC. (formerly, The Dreyfus Corporation) (the “Adviser”).

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Insurance Company” shall be deemed to include C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 22nd day of September, 2021.

Massachusetts Mutual Life Insurance Company.

By:	/s/ Michael S. Dunn
Name	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. Life Insurance Company.

By:	/s/ Michael S. Dunn
Name	Michael S. Dunn
Title:	Vice President

BNY Mellon Investment Adviser, Inc..

By:	/s/ James Bitetto
Name	James Bitetto
Title:	Secretary